UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
June 29, 2006
VIRBAC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State of Incorporation)	0-24312 (Commission File No.)	43-1648680 (IRS Employer Identification No.)
3200 Meacham Boulevard
Fort Worth, Texas 76137
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 831-5030
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     As Virbac Corporation (“Virbac” or the “Company”) previously disclosed in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, the Company had filed a lawsuit against Chanelle Pharmaceuticals Manufacturing Limited (“Chanelle”) and The Hartz Mountain Corporation (“Hartz”) (together the “Defendants”). The Company alleged that, pursuant to a bid procedure in which the Defendants also participated, the Company purchased all rights to a new heartworm medication developed by Blue Ridge Pharmaceuticals. The Company claimed that before it could fully develop and patent the product, that the Defendants fraudulently filed patent applications for the medication based on confidential information they had gained through the bid procedure or otherwise obtained from Blue Ridge Pharmaceuticals. The Company alleged that the Defendants’ actions have interfered with the Company’s ability to both patent and profit from the product. The Defendants denied the Company’s claims.
     Hartz and Chanelle each filed motions to dismiss the Company’s claims. In addition, Hartz filed a motion for sanctions against the Company and its law firm, requesting judgment for full reimbursement of Hartz’ attorneys’ fees and costs. The Defendants’ motions to dismiss were set for hearing on May 30, 2006. Prior to the hearing, the parties commenced settlement discussions and the hearings were mutually postponed by the parties to allow for continued settlement discussions.
     Effective as of June 29, 2006, Virbac entered into a Settlement Agreement and Mutual Release, (the “Settlement Agreement”) with the Defendants. The Settlement Agreement states that the Company and Hartz shall enter into a Patent Interest Agreement by which the Company will become an equal, undivided owner of each of the patent applications through an assignment of interest in the patent applications by Hartz. As a part of the Settlement Agreement, Virbac has dismissed with prejudice all claims against the Defendants and Hartz and Chanelle have withdrawn all pending motions with prejudice. All parties have agreed to a full and mutual release relating to the aforementioned claims.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRBAC CORPORATION
Date: July 11, 2006	By:	/s/ Jean M. Nelson
Jean M. Nelson
Executive Vice-President and Chief Financial Officer